Astea Reports Second Quarter 2010 Results

HORSHAM, Pa., Aug. 12 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service lifecycle management and mobility solutions, today released financial results for the second quarter of 2010.

For the second quarter ended June 30, 2010, Astea reported revenues of $4.6 million compared to revenues of $4.9 million for the same period in 2009.  Net loss for the second quarter was $1.3 million or ($.37) per share, compared to a net loss of $.3 million or ($.09) per share for the same period in 2009.  License revenues were $737,000 compared to $100,000 in 2009. Total service and maintenance revenues were $3.9 million compared to $4.8 million in 2009.

"Our latest product release continues to receive high accolades from industry analysts, customers and prospects, as we have a superior product compared to our competition when it comes to addressing the needs of service organizations around the globe. We are seeing increased momentum from our international operations, as revenues increased by 52% compared to the same period in 2009. This quarter was also marked with some very significant global deployments and upgrades as well as existing customers expanding their deployments," stated Zack Bergreen, CEO of Astea International. "However, new bookings in North America did not meet our expectations. Nevertheless, we remain steadfast in aggressively pursuing current pipeline opportunities to ensure that we bring them to closure as quickly as possible. We expect our North America operations to improve their contribution in the second half of this year as well as a continuation of the improving momentum in our operating regions around the world."

SECOND QUARTER HIGHLIGHTS

  The company attained a number of new customers, including one of Japan's largest global providers of IT products and services. This initial deal is the first phase of a multi-country deployment. Astea signed a leading French manufacturer of air conditioning and refrigeration products for residential and industrial use who will be leveraging Astea's end to end solution suite. An IT services company in France chose Astea's robust and comprehensive solution suite. Heartland Business Systems, a leading provider of value-added integration services and networking technologies in North America, selected the Astea Alliance solution suite to replace their existing service solution.
  The company sold additional licenses to existing customers, for both the Astea Alliance and FieldCentrix solutions, as our customers continued to expand their configurations and deploy additional users. An IT services company expanded their Astea Alliance deployment by purchasing Astea's dynamic scheduling optimization engine and mobility solution. A number of customers also purchased additional licenses for more users, including a leading developer of instrument sterilization; a global company specializing in energy management; and an IT service provider.
  The company had some notable upgrades and new customer go-lives with the FieldCentrix solution. Astea successfully completed a 6,000 user upgrade, to the latest FieldCentrix release for a leading global process controls and instrumentation company. For a major fire and security company, Astea deployed two additional divisions comprised of over 1,000 technicians. In addition, Astea completed a seven country deployment for a leading worldwide provider of filtration systems.
  Astea announced their positioning in the Visionaries Quadrant in Gartner's 2010 Field Service Management Magic Quadrant. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner's analysis of how certain vendors compare against criteria for that marketplace, as defined by Gartner.

Astea will host a conference call that will be broadcast live over the Internet on August 13, 2010 at 11:00 AM ET to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (Nasdaq: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 400 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com.   Service Smart.  Enterprise Proven.

© 2010 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC.  ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2009, as supplemented in the 10-Q for the Quarter ended June 30, 2010 as filed with the Securities and Exchange Commission.

CONTACT:  Investor Relations:  Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com